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                                  EXHIBIT 5.1

                     OPINION OF GIBSON, DUNN & CRUTCHER LLP





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                                June 21, 1996





(214) 698-3100                                                     C 07035-00101

Beverly Enterprises, Inc.
5111 Rogers Avenue, Suite 40-A
Fort Smith, Arkansas  72919

          Re:  Beverly Enterprises, Inc. 1996 Long-Term Incentive Plan
               (the "Plan")

Ladies and Gentlemen:

          We have acted as special counsel to Beverly Enterprises, Inc., a Delaware corporation (the "Company"), in connection with its filing of a Form S-8 (the "Form S-8") with the Securities and Exchange Commission (the "Commission") on or about the date of this opinion letter. We are rendering this opinion letter to you pursuant to Regulation S-K 601(b)(5) promulgated by the Commission.

          A. DOCUMENTS EXAMINED. In preparing this opinion letter, we examined the Plan and such other agreements, certificates, and documents as we deemed appropriate to enable us to render the opinion expressed below.

          B. ASSUMPTIONS, LIMITATIONS, AND QUALIFICATIONS. The opinion expressed below is based upon, and subject to, the following assumptions, limitations, and qualifications:

               1. QUESTIONS OF FACT. With respect to questions of fact, we have relied exclusively upon: (a) certificates and assurances of public officials, and (b) certificates and assurances of officers of the Company, including the Opinion Certificate dated as of June 21, 1996. In each such case, we have not independently verified the accuracy or completeness of such questions of fact.

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Beverly Enterprises, Inc.
June 21, 1996
Page 2

               2. ISSUANCE OF SHARES. Any issuance of shares of the Company's Common Stock, par value $.10 par share (the "Common Stock"), under the Plan will be in accordance with the provisions of the Plan.
     In addition, the Company will receive in exchange for each share of Common Stock issued under the Plan a cash payment or other consideration of a value no less than such share's par value. Finally, the opinion expressed below covers only shares of Common Stock issued under the Plan after the filing of the Form S-8 with the Commission.

               3. RESERVATION OF SHARES. At the time of the issuance of any shares of Common Stock under the Plan, the Company will continue to have a sufficient number of authorized but unissued shares of Common Stock available to issue such shares.

               4. LAWS COVERED. We are licensed to practice law in the State of Texas. As we are generally familiar with the Delaware General Corporation Law, however, we did not consider obtaining special Delaware counsel to be necessary to render the opinion expressed below. Accordingly, this opinion letter is limited to the effect of the present state of the substantive laws of the State of Texas and the Delaware General Corporation Law.

          C. OPINION. Based upon and subject to the foregoing, we are of the opinion that upon the issuance of the shares of Common Stock contemplated by the Form S-8, such shares will be validly issued, fully paid, and non-assessable.

                                  *    *    *

          This opinion letter and the matters addressed in this letter are as of the date of this letter. We hereby disclaim any obligation to advise you of any change in any matter set forth in this letter occurring after such date. This opinion letter is also limited to the matters stated in this letter and no opinion is implied or may be inferred beyond the opinions expressly stated.

          This opinion letter is solely for your benefit and no other person may rely upon the opinions expressed in this letter. Without our prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any document and may not be furnished to any other person. We hereby consent to the inclusion of this opinion letter as an exhibit to the Form S-8.


                                        Very truly yours,



                                        GIBSON, DUNN & CRUTCHER LLP